Exhibit 99.1

             PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                     SAFE HARBOR COMPLIANCE STATEMENT
                      FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Interface, Inc. ("Interface" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Interface. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Interface undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Interface provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

STRONG COMPETITION

     The commercial floorcovering industry is highly competitive. Globally, the Company competes for sales of its modular and broadloom carpet with other carpet manufacturers and manufacturers of vinyl and other types of floorcovering. Although the industry recently has experienced significant consolidation, a large number of manufacturers remain in the industry. Management believes that the Company is the largest manufacturer of modular carpet in the world, with a global market share over two times that of its nearest competitor. However, a number of domestic and foreign competitors manufacture modular carpet as one segment of their business, and certain of these competitors have financial resources in excess of the Company's.

CYCLICAL NATURE OF INDUSTRY

     Sales of the Company's principal products are related to the construction and renovation of commercial and institutional buildings. Such activity is cyclical and can be affected by the strength of a country's general economy, prevailing interest rates and other factors that lead to cost control measures by businesses and other users of commercial or institutional space. The effects of such cyclicality upon the new construction sector of the market tend to be more pronounced than its effects upon the renovation sector. Although the predominant portion of the Company's sales are generated from the renovation sector, any such adverse cycle, in either sector of the market, would lessen the overall demand for commercial interiors products, which could impair the Company's growth.

Reliance on Key Personnel

  The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its senior management executives, particularly Ray C. Anderson, Chairman of the Board and Chief Executive Officer; Charles R. Eitel, President and Chief Operating Officer; and Gordon D. Whitener, Senior Vice President. Each of Messrs. Anderson, Eitel and Whitener have entered into employment agreements with the Company containing certain covenants of non-competition, and the Company currently maintains key-man insurance on each of Messrs. Anderson and Eitel. In addition, the Company relies significantly on the leadership of its design staff by David Oakey of David Oakey Designs, Inc., which provides product design/production engineering services to the Company under an exclusive consulting contract that contains certain covenants of non-competition. The loss of all or some of such personnel could have an adverse impact on the Company.

RISKS OF FOREIGN OPERATIONS

  The Company has substantial international operations. In fiscal 1997, approximately 32% of the Company's net sales and a significant portion of the Company's production were outside the United States, primarily in Europe but also in Asia. The Company's corporate strategy includes the expansion of its international business on a worldwide basis. As a result, the Company's operations are subject to various political, economic and other uncertainties, including risks of restrictive taxation policies, foreign exchange restrictions, changing political conditions and governmental regulations. In addition, recent economic events in Asia, including depreciation of certain Asian currencies, failures of financial institutions, stock market declines and reductions in planned capital investment at key enterprises, may adversely impact the Company's sales in the Asian markets. The Company also makes a substantial portion of its net sales in currencies other than U.S. dollars, which subjects it to the risks inherent in currency translations. The Company's ability to manufacture and ship products from facilities in several foreign countries reduces the risks of foreign currency fluctuations it might otherwise experience, and the Company also engages from time to time in hedging programs intended to further reduce those risks. Despite this, the scope and volume of the Company's global operations make it impossible to eliminate completely all foreign currency translation risks as an influence on the Company's financial results.

CONTROL OF ELECTION OF A MAJORITY OF BOARD

     The Company's Chairman and Chief Executive Officer, Ray C. Anderson, beneficially owns approximately 60% of the Company's outstanding Class B Common Stock, and has entered into a voting agreement, which expires in April 1998, with certain other holders of Class B Common Stock pursuant to which such other holders have irrevocably appointed Mr. Anderson their proxy and attorney-in-fact to vote their shares. The holders of the Class B Common Stock are entitled, as a class, to elect a majority of the Board of Directors of the Company, which means that Mr. Anderson has sufficient voting power (which voting power will be unaffected by the expiration of the voting agreement) to elect a majority of the Board of Directors. The holders of the Class B Common Stock generally vote together as a single class with the holders of the Class A Common Stock on all other matters submitted to the shareholders for a vote, however, and Mr. Anderson's beneficial ownership of the outstanding Class A and Class B Common Stock combined is less than 10%.

RELIANCE ON PETROLEUM-BASED RAW MATERIALS

     Petroleum-based products comprise the predominant portion of the cost of raw materials used by the Company in manufacturing. While the Company generally attempts to match cost increases with corresponding price increases, large increases in the cost of such petroleum-based raw materials could adversely affect the Company if the Company were unable to pass through to its customers such increases in raw material costs.

RELIANCE ON THIRD PARTY FOR SUPPLY OF FIBER

     E. I. DuPont de Nemours and Company ("DuPont") currently supplies a significant percentage of the Company's requirements for synthetic fiber, the principal raw material used in the Company's carpet products. DuPont also competes with the Company's Re:Source Americas network through DuPont's own distribution channel and aligned carpet mills. While the Company believes that there are adequate alternative sources of supply from which it could fulfill its synthetic fiber requirements, the unanticipated termination or interruption of the supply arrangement with DuPont could have a material adverse effect on the Company because of the cost and delay associated with shifting more business to another supplier.

RESTRICTIONS DUE TO SUBSTANTIAL INDEBTEDNESS

     The Company's indebtedness is substantial in relation to its shareholders' equity. As of December 28, 1997, the Company's long-term debt (net of current portion) totaled $389 million or approximately 55% of its total capitalization. As a consequence of its level of indebtedness a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements. The terms of the Company's outstanding indebtedness also restrict or limit the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments in certain situations, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. They also require the Company to meet certain financial tests and comply with certain other reporting, affirmative and negative covenants.

YEAR 2000 RISK

  The "year 2000 issue" arises from the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. Many of these programs may fail due to an inability to properly interpret date codes beginning January 1, 2000. For example, such programs may misinterpret "00" as the year 1900 rather than 2000. In addition, some equipment, being controlled by microprocessor chips, may not deal appropriately with the year "00". The Company is evaluating its computer systems with the help of outside consultants to determine which modifications and expenditures will be necessary to make its systems compatible with year 2000 requirements. The Company believes that its systems will be year 2000-compliant upon implementation of such modifications.

  The Company currently estimates the total cost of such modifications, excluding the cost of modifications to program logic control systems relating to manufacturing equipment, to be at least $17 million, although it could be significantly more. The Company and its outside consultants are currently evaluating the costs of modifications to these program logic control systems. Of the total project cost, approximately $10 million is attributable to the cost of new hardware and software which will be capitalized in connection with the consolidation globally of the Company's management and financial accounting systems. The remaining $7 million will be expensed as incurred over the next two years. However, there can be no assurance that all necessary modifications will be identified and corrected or that unforeseen difficulties or costs will not arise. In addition, there can be no assurance that the systems of other companies on which the Company's systems rely will be modified on a timely basis, or that the failure by another company to properly modify its systems will not negatively impact the Company's systems or operations.

ANTI-TAKEOVER EFFECTS OF SHAREHOLDER RIGHTS PLAN

  The Board of Directors has adopted a Rights Agreement pursuant to which holders of Common Stock will be entitled to purchase from the Company a fraction of a share of the Company's Series B Participating Cumulative Preferred Stock if a third party acquires beneficial ownership of 15% or more of the Common Stock and will be entitled to purchase the stock of an Acquiring Person (as defined in the Rights Agreement) at a discount upon the occurrence of certain triggering events. These provisions of the Rights Agreement could have the effect of discouraging tender offers or other transactions that would result in shareholders receiving a premium over the market price for the Common Stock.